UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  February 28, 2008

Exact name of registrants as specified in
Commission	their charters, address of principal executive	IRS Employer
File Number	offices and registrants' telephone number	Identification Number
1-14465	IDACORP, Inc.	82-0505802
1-3198	Idaho Power Company	82-0130980
1221 W. Idaho Street
Boise, ID 83702-5627
(208) 388-2200

State or Other Jurisdiction of Incorporation: Idaho

None
Former name or former address, if changed since last report.

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

IDACORP, Inc.
Idaho Power Company
Form 8-K

ITEM 8.01      OTHER EVENTS

General Rate Case

On February 28, 2008, the Idaho Public Utilities Commission (the "IPUC") issued its final order approving the settlement stipulation entered into by Idaho Power Company ("Idaho Power"), the IPUC staff and certain other parties to Idaho Power's general rate case.

The IPUC order approves an average annual increase, effective March 1, 2008, of 5.2 percent (approximately $32.1 million annually) in the retail base rates Idaho Power charges to its customers in Idaho.  Neither an overall rate of return nor a return on equity was specified in the settlement stipulation, and the currently authorized overall rate of return will remain at 8.1 percent.  This order concludes the general rate case filed by Idaho Power on June 8, 2007.

Idaho Power filed its general rate case based upon a fully forecast 2007 test year, requesting an average rate increase of approximately 10.35 percent, or $63.9 million annually, for its Idaho customers. The application included a requested return on equity of 11.5 percent and an overall rate of return of 8.561 percent.

In the stipulation, the parties agreed to make a good faith effort to adjust or replace the current Load Growth Adjustment Rate ("LGAR"), which adjusts the power supply costs Idaho Power is allowed to include in its annual Power Cost Adjustment ("PCA") for differences between actual load and the load used in calculating base rates.  As an interim solution, the parties have agreed to use the LGAR of $62.79 per MWh recommended by the IPUC staff on December 10, 2007, but to apply it to only fifty percent of the load growth occurring during each month within the April 2008 - March 2009 PCA year.

The stipulation also includes an agreement by the parties to participate in a good faith discussion regarding the use of a forecast test year that balances the auditing concerns of the IPUC staff and interveners with Idaho Power's need for timely rate relief. The parties agreed that such a methodology would begin with auditable numbers from which projections would be made for the test year.

Workshops are expected to convene in mid-March 2008.

2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on their behalf by the undersigned hereunto duly authorized.

Dated:  March 3, 2008

IDACORP, Inc.

By:   /s/ Darrel T. Anderson

Darrel T. Anderson
Senior Vice President -
Administrative Services and
Chief Financial Officer

Idaho Power Company

By:   /s/ Darrel T. Anderson

Darrel T. Anderson
Senior Vice President -
Administrative Services and
Chief Financial Officer

3